UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Northland Cable Properties Seven Limited Partnership
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

101 Stewart Street, Suite 700

Seattle, Washington 98101

February 24, 2012

Dear Investor:

Enclosed please find a copy of proxy materials being sent to all limited partners in Northland Cable Properties Seven Limited Partnership (“NCP-Seven”). The information being distributed contains a proxy statement which describes a proposal that, if approved, will provide authority for NCP-Seven to sell one or more of its cable systems for cash in one or more transactions up to and including a sale of substantially all of its assets for the aggregate purchase price of $17,300,000 to three separate purchasers, including an affiliate of the managing general partner of NCP-Seven. NCP-Seven received offers to purchase the assets from various parties through a bid process. For detailed information regarding the proposed transactions and the bid process, please refer to the enclosed proxy statement. The managing general partner expects the proposed transactions to be consummated on or around May 1, 2012 if limited partners holding sufficient units of limited partnership approve the proposal.

If the proposed transactions are consummated and NCP-Seven is dissolved and wound up, projected cash distributions to be made to the limited partners of NCP-Seven would total $668 per $1,000 investment. Distributions to limited partners will be made in the following estimated payments. The initial distribution, which is projected to be $604 per $1,000 investment ($302 per $500 unit), should occur in May, 2012. A second distribution to limited partners will be made 12 months from the date of closing and will come from the proceeds of a first holdback escrow account which is estimated to be $16 per $1,000 investment ($8 per $500 unit). The final distribution to limited partners will be made 18 months from the date of closing and will come from the proceeds of a second holdback escrow account which is estimated to be $48 per $1,000 investment ($24 per $500 unit). Additionally, NCP-Seven on behalf of its limited partners will pay a required non-resident state income tax resulting from the proposed transactions out of purchase price proceeds to the state of Georgia in the aggregate amount of $18 per $1,000 investment ($9 per $500 unit). The tax effect of all proceeds will depend on the individual limited partner’s tax situation. We strongly encourage limited partners to consult their personal tax advisors and read the proxy statement section titled, “Federal and State Income Tax Consequences of the Proposed Transactions.” The cumulative total in cash that is projected to be received by limited partners over the life of the partnership is $878 per $1,000 investment ($439 per $500 unit) which includes cash distributions totaling $210 per $1,000 investment ($105 per $500 unit) previously made to limited partners. For a detailed discussion of the assumptions underlying the above estimates and other information relevant to the estimated distributions to limited partners please read the proxy statement section titled, “Dissolution and Liquidation Consequences of the Proposed Transactions.”

Please read the enclosed proxy statement to familiarize yourself with the potential sale of the cable television systems owned by NCP-Seven. In addition, please sign and deliver your proxy for the proposal on the enclosed lime green colored proxy card, so that it is received by us no later than April 16, 2012. A self-addressed, stamped envelope has been provided for your convenience. Approval of the proposal is subject to the affirmative vote of the holders of a majority of the outstanding units of limited partnership interest.

If you have any questions concerning the proxy statement, please contact our Investor Relations Department at (800) 448-0273.

With kindest regards.

Sincerely,

Northland Cable Properties Seven Limited Partnership
Northland Communications Corporation,
Managing General Partner

/s/ Richard I. Clark
Richard I. Clark
Executive Vice President

Enclosures